MSR EXPLORATION LTD.
                                  P.O. Box 2369
                             Fort Worth, Texas 76113

                          MSR EXPLORATION TO MERGE WITH
                              QUICKSILVER RESOURCES
                             REPORTS THROUGH JUNE 30

         FORT WORTH, TX (SEPT. 9, 1998) -- MSR Exploration Ltd. (AMEX: MSR) announced today it has signed a definitive agreement with Quicksilver Resources Inc., a company affiliated with Mercury Exploration Company of Fort Worth, Texas, to merge MSR into Quicksilver Resources through an exchange of common shares.

         A special merger committee was formed composed of the independent Directors of MSR, who voted unanimously to approve the merger. Everen Securities of Houston has provided a fairness opinion assuring that the interests of the existing shareholders of MSR would be fairly and adequately represented in the merger.

         The merger agreement provides that MSR shareholders will receive one share of common stock of Quicksilver Resources for every 10 shares of MSR stock. This exchange represents approximately 20 percent of the shares of Quicksilver Resources to be outstanding after the merger. The merger is expected to qualify as a tax-free transaction.

         Following completion of the merger, the new combined company -- Quicksilver Resources -- would be approximately five times as large as the former MSR in terms of total assets and would multiply the existing cash flows of MSR by 15 times. The new company will own interests in 1,200 wells (672 net), with a lease inventory of almost 600,000 gross acres (330,000 net) located in Michigan, Montana, Wyoming, Texas and Canada. The Company's net proved reserves are in excess of 285 billion cubic feet of gas equivalent (BCFE), as of January 1, 1998.

         Quicksilver Resources reported unaudited net income of $4.8 million for the six months ended June 30, 1998 on revenues of $19.3 million. Approximately 80 percent of revenues for this period were from the sale of natural gas. Earnings before interest, income taxes, depreciation, depletion and amortization (EBITDA) were $12.9 million for the six month period. For the first half of 1998 Quicksilver had capital expenditures of approximately $8 million and has budgeted an additional $11 million for the remainder of 1998.




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MSR EXPLORATION TO MERGE WITH QUICKSILVER RESOURCES
September 9, 1998
Page Two


         Quicksilver Resources is primarily owned by Mercury Exploration Company (approximately 74%), Trust Company of the West L.A. and an affiliate of Enron Corp. of Houston (each about 13%). Quicksilver expects to make application to the American Stock Exchange to list the shares of Quicksilver Resources, including the shares to be issued to the MSR shareholders in the merger.

         Management of Quicksilver Resources will comprise: Toby Darden, Chairman of the Board and Chief Executive Officer; Glenn Darden, President and Chief Operating Officer; and Howard Boals, Vice President of Finance and Administration, Secretary and Treasurer. Each executive has more than 25 years of experience in the domestic oil and gas business.

         The merger is subject to approval of the shareholders of MSR and Quicksilver Resources, certain regulatory filings and other customary conditions. If approved, the merger is expected to be completed in the fourth quarter of 1998.


FOR MORE INFORMATION, PLEASE CONTACT:
Mark Knousei 612 Eighth Avenuei Fort Worth, Texas 76104
(817) 877-3151 i Fax (817) 877-3154 i msr@msrexploration.com










         The statements in this press release regarding projections of revenues or income or reserves or similar items, such as statements pertaining to future revenues, future capital expenditures, future cash flows, future operations or results, and other statements, which are not historical facts, are forward looking statements. Such statements involve risks of declining oil and gas prices, competition for prospects, possible increases in lifting costs and other factors detailed in the Company's filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.